Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Par Piceance Energy Equity, LLC	Delaware

Texadian Energy, Inc.	Delaware

Par Petroleum, LLC	Delaware

EWI, LLC	Delaware

Par Washington, LLC	Delaware

Par Utah, LLC	Delaware

Par New Mexico, LLC	Delaware

HEWW Equipment, LLC	Delaware

HIE Retail, LLC	Hawaii

Par Hawaii Refining, LLC	Hawaii

Texadian Energy Canada Limited	Alberta, Canada

Par Hawaii, Inc.	Hawaii

Mid Pac Petroleum, LLC	Delaware

Mid Pac CS, LLC	Hawaii

Inter Island Petroleum, Inc.	Hawaii

Kauai Petroleum Co., Ltd.	Hawaii

Oahu Petroleum, Inc.	Hawaii

Kauai Automated Fuel Service, Inc.	Hawaii

Senter Petroleum, Inc.	Hawaii

Island Petroleum, Inc.	Hawaii

Laramie Energy, LLC (42.3% interest)	Delaware